Exhibit 10.16

1419 Pointe Claire Court

Sunnyvale, CA 94087

January 9, 2013

Tianyue Yu

1512 Condor Way

Sunnyvale, CA 94087

Dear Ms. Yu,

On behalf of Quanergy, Inc. (the “Company”), I am pleased to extend an offer of employment to you as Director – System Integration and Secretary. You will report directly to Louay Eldada, our President. While no salary is currently payable to you by the Company, upon the closing of the first round of financing of the Company, salary payments to you will commence and your salary will be at an annual rate of $180,000.00, to be paid semi-monthly in accordance with the Company’s regular payroll practices.

Performance appraisals will be made periodically, and, when appropriate, your salary rate and your stock option position will also be reviewed relative to your performance and our then-current salary compensation and equity structures. Please note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary.

Personal Time Off (PTO) is earned on a pro-rated basis during each calendar year of employment. You will be able to accrue and use PTO during current and subsequent years of employment in accordance with the company’s PTO policy.

You will also be eligible to enroll in the Company’s standard employee benefit plans, including vacation, health plans, and other benefit programs as they are adopted by the company. You should note that the Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time. We will provide you more information regarding these plans upon your request.

You acknowledge that you are not a party to any agreement that in any way prohibits or imposes any restriction on your employment with the Company, and, your acceptance of this offer will not breach any agreement to which you are a party. You will provide the Company with copies of any relevant employment-related agreements with any former employer, including any non-compete agreement that you may have with another company. We also wish to emphasize that we are hiring you because we believe that you have general skills and experience that will benefit the Company. We are not hiring you to acquire any proprietary or confidential information of your prior employers, and ask that you not bring any such information with you.

I have also enclosed our standard Proprietary Information and Inventions Agreement, which you are required to sign as a condition of your employment. Upon your acceptance of this offer, please return to me a signed copy of that agreement.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause. We request that, in the event of your resignation, you give the Company at least two weeks notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

In the event of any dispute or claim relating to or arising out of our employment relationship, this agreement, or the termination of our employment relationship (including, but not limited to, any claims of wrongful termination or age, sex, disability, race or other discrimination), you and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, and we waive our rights to have such disputes tried by a court or jury. However, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s trade secrets or proprietary information.

Our entire team is eager to welcome you to Quanergy and I personally look forward to working together with you to build our company. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. This letter, along with the Proprietary Information and Inventions Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

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1419 POINTE CLAIRE COURT * SUNNYVALE * CA * 94087 * PH: 408.542.9584 * FX: 408.542.9584

If you have any questions in the interim, please call me at (408) 542-9584.

Sincerely,

/s/ Louay Eldada
Louay Eldada
President

ACCEPTED & AGREED:

/s/ Tianyue Yu
Tianyue Yu

Enclosure

[Signature Page to Offer Letter]